Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the "First Amendment") is made and entered into as of the 9th day of May 2024, (the "Effective Date") by and between John Ferrucci (the "Executive") and Full House Resorts, Inc., a Delaware corporation (the "Company").

Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Employment Agreement (as defined below).

WHEREAS, the Executive and the Company entered into an Employment Agreement effective April 11, 2022 (the “Employment Agreement”), the term of which will expire April 11, 2025, unless terminated earlier under the Employment Agreement (the “Term”);

WHEREAS, the Executive and the Company desire to amend the Employment Agreement to reflect certain agreements between the parties as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.  Expiration of Term. In the event that (a) the Employment Agreement has not been terminated, (b) the Executive has continued to perform all duties required pursuant to the Employment Agreement, and (c) the Executive has not resigned as an employee (collectively, “Good Standing Employment”), the Executive’s employment shall terminate upon expiration of the Term, April 11, 2025. In consideration of Good Standing Employment remaining in effect on April 11, 2025, the Company and the Executive agree that Executive shall be engaged to perform consulting services to the Company as an independent contractor for a period of one (1) year beginning on the expiration of the Term, and ending on April 11, 2026 (the “Consultant Term”), under such terms and conditions (as described in Section 2 hereof) (“Consultant Services”) to be set forth in a Consulting Agreement (“Consultant Agreement”) to be entered into on or before the commencement of the Consultant Term.

2.  Consultant Services. The parties agree to enter into a Consultant Agreement with mutually agreeable terms and conditions to include, but not be limited to, the following terms:

2.1  Executive shall provide to the Company the Consultant Services, which services and duties will be similar to those performed during the Term of the Employment Agreement, on an as-needed and on-call basis for the Consultant Term, except that Executive will no longer be an officer of the Company or any subsidiary and such duties will be appropriately modified to those customary for an independent contractor consultant.

2.2  Executive shall receive a consulting fee as an independent contractor, equal in gross amount to the annual Base Salary under the Employment Agreement, payable on a monthly basis during the Consultant Term. Executive will be solely responsible for all state and federal income tax obligations during the Consultant Term, and the Executive and the Company agree that Section 9.17 of the Employment Agreement shall continue to apply.

2.3  Service by the Employee during the Consultant Term shall constitute “Continuous Service” with the Company under the Equity Plan for purposes of any equity compensation awarded to Employee during the Term of the Executive’s Employment Agreement, in all cases subject to  the terms and conditions of the Equity Plan.

2.4  During the Consultant Term, Executive shall receive only the benefits set forth under the terms of the Employment Agreement Section 6.5.3(c), and no other Executive Benefits shall otherwise be due or payable.

2.5  Company, may, in its sole discretion, assign the Consultant Agreement to a third party, wherein such third-party shall assume and be bound by the terms and conditions of the Consultant Agreement.

3.  Other Provisions.  During the Consultant Term, Executive shall be subject to and shall comply in all respects with Article 7 of the Employment Agreement. Notwithstanding the foregoing, the one (1) year Covenant Not To Compete under Section 7.3 of the Employment Agreement shall expire on the later to occur of (a) one (1) year after the Term of the Employment Agreement, or (b) the termination or other expiration of the Consultant Term.

4.  Effect of Amendment.  Except as set forth in this First Amendment, the Employment Agreement is unaffected and shall continue in full force and effect in accordance with its terms. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment. In the event of any conflict between this First Amendment and the Agreement, the terms of this First Amendment will prevail.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FULL HOUSE RESORTS, INC.

By:	/s/ Daniel R. Lee
Name:	Daniel R. Lee
Title:	President and CEO

EXECUTIVE

/s/ John Ferrucci
John Ferrucci